Exhibit 10.20

[Perella Weinberg Partners Letterhead]

June 5, 2015

PERSONAL AND CONFIDENTIAL

Penumbra, Inc.

One Penumbra Way

Alameda, CA 94502

Attention: Adam Elsesser, Chief Executive Officer

Dear Adam:

Perella Weinberg Partners LP (“we” or “Perella Weinberg Partners”) is pleased to confirm the arrangements under which it is engaged to act as exclusive capital markets advisor to Penumbra, Inc. (“you” or the “Company”), in connection with a potential initial public offering of the Company’s equity securities (an “IPO”).

1. Services to be Rendered. During the term of our Engagement we will provide you with a range of advisory services including but not limited to the following:

(a)	review the business and operations of the Company and its historical and projected financial condition;

(b)	perform an independent financial valuation analysis;

(c)	assist the Company in its review of potential financing alternatives;

(d)	assist the Company in presenting financing alternatives, execution considerations and valuation analyses to the Company’s board of directors;

(e)	assist in drafting the positioning and investment thesis for the Company;

(f)	assist the Company in identifying appropriate underwriters for an IPO syndicate;

(g)	assist the Company in negotiating the economic terms with such underwriters and/or pre-IPO investors;

(h)	assist the Company in coordinating diligence sessions for underwriters; and

(i)	assist the Company in crafting an appropriate aftermarket trading, investor relations and monetization strategy.

2. Compensation. As compensation for our services, the Company agrees to pay us in cash, by wire transfer of immediately available funds when due, an “IPO Advisory Fee” in the amount of $1,250,000 payable promptly upon completion of an IPO.

Penumbra,Inc.

3. Expenses. In addition to our fees for professional services, the Company agrees that it will promptly reimburse us for all of our reasonable, documented, out-of-pocket expenses (including, but not limited to, professional and external legal fees (not to exceed $25,000), charges and disbursements of our legal counsel, any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter, travel and hotel expenses, printing costs, data processing and communication charges, research expenses and courier and postage services); provided that the Company shall not be obligated to reimburse us for any expenses allocated to us as our pro rata share of syndicate expenses. The Company’s obligation to reimburse expenses incurred by us in connection with the Engagement will survive the completion or termination of the Engagement. Nothing in this Section 3 shall modify or otherwise affect the Company’s obligations set forth in Annex A.

4. Confidentiality. The Company may not disclose, summarize, excerpt from or otherwise refer to any advice rendered by us, whether formal or informal, without our prior written consent. In addition, the Company may not refer to our name or the terms of our Engagement without our prior written consent. The Company’s obligations under this paragraph will survive the completion or termination of the Engagement.

We will not be providing the Company with, and the Company will not look to us for, tax, legal or accounting advice and we agree that nothing in this letter is intended to impose any conditions of confidentiality within the meaning of Section 6111 of the Internal Revenue Code of 1986, as amended, or US Treasury Regulation Section 1.6011-4 and the Company may disclose to any and all persons, without limitation of any kind, the United States tax treatment (federal, state and local) and tax structure of any transaction and all materials of any kind relating to such tax treatment and tax structure.

5. Information. In connection with our Engagement, the Company will provide us with reasonable access to the Company’s officers, directors, employees, accountants, legal advisors, and other representatives (collectively, “Representatives”), and will furnish us and cause its Representatives to furnish us, with such information as we reasonably believe appropriate to our assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that we (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing our services without having independently verified the same, (ii) do not assume responsibility for the accuracy or completeness of the Information and such other information, (iii) will not make an independent evaluation or appraisal of any assets or liabilities of the Company or any other party and (iv) with respect to any financial forecasts that may be provided to or discussed with us, we will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of your management. To the best of the Company’s knowledge, the information to be furnished by the Company and its Representatives, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify us if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to us.

Penumbra,Inc.

6. Indemnification. The Company acknowledges that we have been retained hereunder solely as an independent contractor and that nothing in this letter or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and the Company or its equity holders, employees or creditors. In order to induce us to accept the Engagement, the Company agrees to the indemnity and exculpation provisions and other matters set forth in Annex A, which forms a part of and is incorporated by reference into this letter. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in Annex A, the Company will notify Perella Weinberg Partners in writing thereof (if not previously so notified) and, if requested by Perella Weinberg Partners, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in Annex A, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case, in an amount and upon terms and conditions reasonably satisfactory to Perella Weinberg Partners and the Company; provided, however that none of the foregoing shall apply where such obligations would be assumed by operation of law. The terms and provisions of this Section 7 and of Annex A shall survive the completion or termination of the Engagement.

7. Termination. Our services hereunder may be terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us; provided, however, that no termination of our Engagement shall modify or affect (i) the Company’s obligation to pay our fees and to pay or reimburse expenses through the effective date of termination and (ii) the Company’s other obligations hereunder, all of which shall survive the termination of our Engagement; and provided, further, that we shall be entitled to be paid the full amount of our IPO Advisory Fee if, within two years of such termination (the “Tail Period”), an IPO has been completed; provided, however that the Tail Period will not survive if Perella Weinberg Partners terminates the agreement without cause.

8. Other Perella Weinberg Partners Activities. Perella Weinberg Partners is a financial services firm engaged directly and through its affiliates in investment banking, financial advisory services, investment management, asset management and other advisory services and sponsors special purpose acquisition vehicles. The Company understands and acknowledges that in performing the Engagement we will not be under any duty to disclose to the Company, or use for the benefit of the Company, any confidential or non-public information obtained by us or our affiliates in the course of providing services to any other person or engaging in any other transaction (including as principal) or business activities. In the ordinary course of business activities, Perella Weinberg Partners LP or its affiliates or their respective personnel may at any time hold long or short positions, and may trade or otherwise effect transactions, for its or their own accounts or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or any other party to a Transaction or any of their respective affiliates.

Penumbra,Inc.

9. Regulation Relating to Client Identification. Federal law and regulations require financial institutions to obtain, verify and record information that identifies each person with whom they do business prior to doing such business and to provide reasonable notice to such persons that the financial institution is verifying such person’s identity. Accordingly, the Company will provide Perella Weinberg Partners, as necessary and upon request, certain identifying information, including, but not limited to, a government-issued identification number (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify the Company’s identity, such as certified corporate documentation, partnership agreement or trust instrument.

10. Other Advisors. It is understood that no Indemnified Person, as defined herein in Annex A, shall have any responsibility or liability to the Company or its affiliates or any other party in connection with the advice, opinions or actions of any other advisor, or any other party that is or may be engaged by the Company.

11. Public Announcements. The Company acknowledges that we may, at our option and expense and after the completion of an IPO, place announcements and advertisements or otherwise publicize such transaction and our role in it (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on our internet website and in such financial and other newspapers and journals as we may choose, stating that we acted as financial advisor to the Company in connection with the Transaction. The Company agrees that we shall be named as a financial advisor in any public SEC filing or press release issued in connection with the Transaction (other than a “Rule 134 or 135 release”); provided that, without our consent, the Company will not publicly disclose the amount of fees received by us in connection with an IPO, except, as may be required by the SEC, FINRA or other regulatory authority or a court of competent jurisdiction.

12. Authorization. The Company acknowledges its agreement with the terms set forth herein, and acknowledges that the Company has reviewed and agreed to be bound by the terms hereof, and that the Company has all requisite power and authority to enter into this letter agreement on behalf of itself, and has been duly and validly authorized to do so, as evidenced by the signatures affixed hereto. Facsimile signatures shall be deemed original, binding signatures.

13. Governing Law. All aspects of the relationship created by this letter (including Annex A) shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely in such state. All actions and proceedings arising out of or relating to the letter shall be heard and determined exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, to whose jurisdiction each party hereby irrevocably submits. Each party hereby irrevocably waives any defense or objection to the New York forum designated above. Each of Perella Weinberg Partners and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Engagement or the performance by Perella Weinberg Partners of the services contemplated by this letter.

Penumbra,Inc.

We are delighted to accept the Engagement and look forward to working with you on this assignment. Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this letter which then will be a binding agreement.

Very truly yours, PERELLA WEINBERG PARTNERS LP

By	/s/ Philippe McAuliffe
Name:	Philippe McAuliffe
Title:	Partner

Agreed and accepted as of

the date first set forth above:

Penumbra, Inc.

By	/s/ Adam Elsesser
Name:	Adam Elsesser
Title:	Chief Executive Officer

Penumbra,Inc.

Annex A

The Company agrees to indemnify and hold harmless Perella Weinberg Partners and its affiliates and its and their respective officers, directors, partners, members, employees, consultants and agents and each other person, if any, controlling Perella Weinberg Partners or any of its affiliates (Perella Weinberg Partners and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, or arising out of or in connection with our engagement or any matter referred to in this letter (the “Engagement”), and will reimburse each Indemnified Person for all expenses (including reasonable fees, charges and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party; provided, however, that the Company will not be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Engagement, except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

The Company, or any of its affiliates, will not, without Perella Weinberg Partners’ prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification, reimbursement or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto), nor will the Company or any of its affiliates participate in or facilitate any such settlement, compromise, consent or termination on behalf of the Company’s board of directors (or similar governing body) unless such settlement, compromise, consent or termination includes a full release of each Indemnified Person from any and all liabilities arising out of such action, claim, suit, investigation or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this Annex A will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Annex A is, for any reason not available to an Indemnified Person or is insufficient to hold an Indemnified Person harmless in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (a) in such proportion as is appropriate to reflect the relative benefits to Perella Weinberg Partners,

Penumbra,Inc.

on the one hand, and the Company, on the other hand, of the Engagement or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of Perella Weinberg Partners and the Company, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall Perella Weinberg Partners’ aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Perella Weinberg Partners under this letter. For the purposes of this Annex A, the relative benefits to Perella Weinberg Partners and the Company of the Engagement shall be deemed to be in the same proportion as (i) the fees paid or to be paid to Perella Weinberg Partners under this letter, bears to (ii) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company or its stockholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated.